PFF Bank & Trust Announces Plans for 29th Branch

    Pomona, Calif., July 30, 2004 (BUSINESS WIRE) --  PFF Bancorp (NYSE: PFB) today announced that its wholly owned subsidiary, PFF Bank & Trust, plans to open a new branch in northwest Riverside County.

    Serving three adjacent communities (Mira Loma, Corona and Norco), the new Mira Loma branch will be located in the Cloverdale Market Center at the corner of Cloverdale and Hamner.  The structure will be a freestanding facility with standard and merchant teller facilities, an ATM and safe deposit boxes.  For additional convenience, the branch will extend banking hours to 6 p.m. weekdays and 2 p.m. on Saturdays.

    Larry M. Rinehart, President and CEO of PFF Bank & Trust, stated, "We recognize the need to provide our banking services and "Customers First." brand of service to new communities along the Highway 15 corridor.  The region, including Mira Loma, Norco and Corona, is a highly sought destination of business owners and residents moving from Los Angeles and Orange counties.  Land affordability along the Highway 15 corridor will continue to bring more growth in the future."

    While a firm completion date for the new Mira Loma branch has yet to be determined, PFF is currently planning a March 2005 opening date.

    The new Mira Loma branch is PFF's 29th in a network of service-driven branches encompassing eastern Los Angeles, northern Orange, San Bernardino and Riverside counties.  Once open, the Mira Loma facility  represents PFF's sixth bank branch in Riverside County, joining nearby Corona Hills and a new, pending branch in  Beaumont, slated to open toward the end of 2004.  In addition to an expanding branch network, PFF Bank & Trust also provides trust and wealth management services from locations in Claremont, Hemet, Palm Desert and Irvine.

CONTACT:
PFF Bancorp Inc., Pomona
Lynda Scullin or Salvatore Curasi, 909/623-2323